EXHIBIT 4(B)

                       [Form of Amendment to Warrant]

                            AMENDMENT TO WARRANT

        This Amendment to Warrant (this "Amendment") is entered into as of this _____ day of __________, 199__ by and between Northwestern Public Service Company ("NPS") and the person identified on the signature page hereto (the "Warrantholder").

                                  RECITALS
                                  --------

        WHEREAS, NPS has previously issued to the Warrantholder a warrant to purchase ______ shares of common stock of NPS at an exercise price of $36.45 per share (the "Original Warrant"); and

        WHEREAS, by virtue of a 2 for 1 stock split that occurred in 1997, the Original Warrant now represents the right to purchase ______ shares of common stock of NPS at an exercise price of $18.225 per share; and

        WHEREAS, Section 6.3 of the Original Warrant permits NPS to offer to purchase and purchase the Original Warrant or the "Registrable Securities" (as defined in the Original Warrant) in the event that the Warrantholder elects to effect a "Piggyback Registration" or "Demand Registration" (as defined in the Original Warrant); and

        WHEREAS, the Warrantholder has requested NPS to agree not to exercise its rights under Section 6.3 of the Original Warrant; and

        WHEREAS, NPS is willing to so agree on the condition that the Warrantholder agree to the provisions set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                  AGREEMENT
                                  ---------

        1. DEFINITIONS. Capitalized terms not defined herein shall have the meanings set forth in the Original Warrant.

        2. AMENDMENTS TO ORIGINAL WARRANT. The Original Warrant is hereby amended by deleting Section 6.3 thereof in its entirety.

        3. RESTRICTION ON TRANSFER; RIGHT OF FIRST REFUSAL. In consideration of the foregoing amendment, the Warrantholder agrees as follows:

             (a) Prior to January 3, 2002, the Warrantholder agrees that he will not sell, assign, transfer, grant an option with respect to or otherwise dispose of any interest in (or enter into an agreement, arrangement or understanding with respect to the foregoing) (individually and collectively, "Sell") any Warrants or Registrable Securities (collectively, the "NPS Voting Securities") to a single person or "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in a privately negotiated sale or in a block sale in a brokerage transaction (as distinguished from an open market transaction or a sale in connection with a tender offer) that involves at least 50,000 shares of NPS Voting Securities owned by the Warrantholder and the other holders of Warrants ("Other Holders") that were issued pursuant to the Agreement and Plan of Merger dated as of September 6, 1996 entered into by Empire Energy Corporation and the other parties thereto (whether such sale involves an individual sale by the Warrantholder or a series of substantially concurrent sales by the Warrantholder and one or more Other Holders) (a "Prohibited Transaction") without first complying with the provisions of subsection (b) below.

             (b) In the event that the Warrantholder desires to Sell all or part of his holdings of NPS Voting Securities (the "Shares") in a Prohibited Transaction, NPS shall first be given the opportunity, in the following manner, to purchase (or cause an entity, person or group designated by NPS to purchase) all, but not less than all, of such Shares:

                  (i) The Warrantholder shall deliver a written notice (the "Notice") to NPS of such intention, describing the specific offer to purchase the Shares, identifying the offeror and the proposed price of the Shares, and setting forth the other terms and conditions of such offer and, if in writing, a copy of such offer shall be attached to the Notice.

                  (ii) NPS shall have the right for 2 business days after
             receipt of the Notice, exercisable by written notice given to the Warrantholder, to elect to purchase (or to designate an entity, person or group to purchase) all, but not less than all, of the Shares specified in the Notice for cash at the price set forth therein and upon any terms and conditions contained in any offer attached to the Notice.
             If the purchase price specified in the Notice includes any property other than cash, the purchase price shall be deemed to be the amount of any cash included in the purchase price plus the value (as may be mutually agreed by the Warrantholder and NPS, or, if they are unable to agree, as

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

             determined by an independent, nationally recognized investment banking firm mutually selected by the Warrantholder and NPS, the fees and expenses of which firm shall be borne equally by the Warrantholder and NPS) of the other property included in the price; and in such event NPS' notice of exercise of the right to elect to purchase provided for herein shall set forth the purchase price so determined and such notice of exercise shall not be due until 2 business days after such determination is made.

                  (iii) If NPS does not exercise its right to elect to purchase within 2 business days from the receipt of the Notice (or 2 business days after the determination of the value of property, if applicable), the Warrantholder shall be free to sell or agree to sell the Shares specified in the Notice to the third party making the offer described in the Notice, at the price specified therein or at any price in excess thereof and on the other terms and conditions specified in the Notice. If the Warrantholder shall not so sell all of the Shares within 10 business days from the receipt of the Notice, the provisions of this Amendment (including, without limitation, this SECTION 2) shall thereafter apply to the Shares not so sold.

                  (iv) If NPS exercises its right to purchase specified
             in SECTION 2(B), the closing of the purchase of the Shares shall take place within 5 business days after receipt by the Warrantholder of the notice of exercise at a place, time and date specified by NPS in such notice. At the closing, NPS shall deliver to the Warrantholder cash or immediately available funds in an amount equal to the purchase price set forth in the Notice, and the Warrantholder shall deliver to NPS certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed, in either case with signatures guaranteed, and otherwise in form acceptable for transfer of the Shares on the books of the issuer of the Shares, together with all necessary stock transfer stamps.

        4. AGREEMENT IN EFFECT. Except as specifically amended above, the Original Warrant shall remain in full force and effect.

        5. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

        6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.



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

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

   NORTHWESTERN PUBLIC SERVICE COMPANY



   By:_____________________________        _____________________________
   Name:                                   [Warrantholder]
   Title:











































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